EX-99.1


DICUT, INC. Engages Phase2e, Inc. for its Aurora Biosecurity Solutions Division

Wednesday March 24, 9:55 am ET

DICUT Moves Forward With its Planned Development of Detect-X(TM) Regarding its Detection of Semtex and Other Explosive Related Materials

MARIETTA, Ga., March 24 /PRNewswire-FirstCall/ -- DICUT, INC. (OTC Bulletin
Board: DCUT - News) -- announces today that it has entered into a comprehensive business agreement with Phase2e, Inc., based in Fairfax, Virginia. Phase2e will assist DICUT's Aurora Biosecurity Solutions Division in furthering the design and engineering of the Aurora xPass(TM) products. DICUT, INC. and Phase2e will focus on the expansion of the xPass(TM) biometrics (facial, finger and voice) recognition technology products which grant or deny access to facilities, networks and information systems, business e-transaction, and those for control of on-line testing.

"Phase2e follows a systematic approach that we believe will enhance the xPass(TM) products. This engineering and technological approach will create an individualized biometrics security solution for our customers' unique requirements. This relationship allows DICUT, INC. to customize the Aurora xPass(TM) on a more timely basis for quicker delivery to our customers": states Pierre Quilliam, President of DICUT, INC. He further adds that the Company's Detect-X(TM) products will be actively developed and marketed for detection of Semtex and other explosives and for medical applications following the recent interests in these products from the market place.

As a software engineering and technology product development company, Phase2e, Inc. focuses on creating content control and secured information delivery platforms for business-to-business operations. Phase2e's clients range in size from Fortune 100 leaders in the financial services and manufacturing sectors, to those mid-tier, high growth technology companies. Recognized for developing on-line banking, import & export document capture and controls, secured loan management and audio /video communications solutions, Phase2e's customers include State Street Bank, Hong Kong & Shanghai Bank, American Express, Ford and General Motors. (www.phase2e.com)

For further information about this release and the business on-goings at DCUT, contact Rich Kaiser, Investor Relations-YES INTERNATIONAL 800-631-8127.

About DICUT

Founded in 1994, DICUT, INC., (DCUT) is an advanced security solutions provider. DICUT provides security solutions through innovative technologies to both the public and private sectors. The Company consists of three wholly- owned subsidiaries, Aurora Biosecurity Solutions, Detect-X, and veriCentrix. - www.dicutinc.com.

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in DICUT, INC.'s public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

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Source: DICUT, INC.